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                                                                   EXHIBIT 10.22












                               VISTEON CORPORATION
                       EXECUTIVE SEPARATION ALLOWANCE PLAN

                      (As amended through December 11, 2002
                    for Separations on or after July 1, 2000)




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                               VISTEON CORPORATION
                       EXECUTIVE SEPARATION ALLOWANCE PLAN


         This Plan has been established for the purpose of providing certain eligible employees with an Executive Separation Allowance in the event of their separation from employment with the Company under certain circumstances. The Plan is an expression of the Company's present policy with respect to separation allowances for employees who meet the eligibility requirements set forth below; it is not a part of any contract of employment and no employee or other person shall have any legal or other right to any Executive Separation Allowance. The Plan is adopted effective July 1, 2000.



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         Section 1. DEFINITIONS. As used in the Plan, the following terms shall have the following meanings, respectively:

         "AFFILIATE" shall mean, as applied with respect to any person or legal entity specified, a person or legal entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with the person or legal entity specified.

         "COMMITTEE" shall mean the Organization and Compensation Committee of the Board of Directors of Visteon Corporation.

         "COMPANY" shall mean Visteon Corporation and such of the subsidiaries of Visteon Corporation as, with the consent of Visteon Corporation, shall have adopted this Plan.

         "ELECTED OFFICER" shall mean an officer of the Company elected by the Board of Directors of Visteon Corporation.

         "ELIGIBLE SURVIVING SPOUSE" shall mean a spouse to whom an employee has been married at least one year at the date of the employee's death.

         "LEADERSHIP LEVEL ONE OR TWO EMPLOYEE" shall mean an employee of the Company who is assigned to the Leadership Level One or Two, or its equivalent, or for periods prior to January 1, 2000, shall mean an Executive Roll Employee.

         "EXECUTIVE LEADER" shall mean an employee who, on or after January 1, 2002, is classified as an Executive Leader by the Company.

         "PARTICIPANT" shall mean an employee who meets the eligibility criteria set forth in Section 2.

         "SERVICE" shall mean an eligible employee's years of service (including fractions of years) used in determining eligibility retirement benefits under the Visteon Pension Plan.

         "SUBSIDIARY" shall mean, as applied with respect to any person or legal entity specified, (i) a person or legal entity a majority of the voting stock of which is owned or controlled,


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         directly or indirectly, by the person or legal entity specified or (ii)
         any other type of business organization in which the person or legal entity specified owns or controls, directly or indirectly, a majority interest.

         Section 2. ELIGIBILITY. Each Executive Leader or Elected Officer (or, prior to January 1, 2002, each Leadership Level One or Two Employee) who, on or before June 30, 2004, is being separated from employment with the approval of the Company and who

         (1)      was employed by the Company on or before December 31, 2001;

         (2) has at least five years' service on the Executive Roll, or its equivalent;

         (3) has at least ten years of contributory membership under the Visteon Pension Plan (which, for purposes of this paragraph 2, shall be deemed to include contributory service under the Ford Motor Company General Retirement Plan);

         (4)      is at least 55 years of age; and

         (5)      has applied for early retirement at the employee's option

shall be eligible to receive an Executive Separation Allowance as provided herein. The Eligible Surviving Spouse of an employee who (i) has not separated from employment with the Company, and (ii) meets the eligibility conditions set forth in subsections (1) through (4) of this Section 2, on or before June 30, 2004 shall be eligible to receive the Executive Separation Allowance that the deceased employee would have been eligible to receive if such employee had separated from employment with the approval of the Company and retired on the date of the employee's death.

         The eligibility conditions set forth in subsections (2) and (3) of
Section 2 may be waived by the Chief Executive Officer or the President.

         Section 3.  CALCULATION OF AMOUNT.

         A. BASE MONTHLY SALARY. For purposes of the Plan, the "Base Monthly Salary" of a Participant shall be the highest monthly base salary rate of such employee during the employee's



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12 months of service immediately preceding separation from employment with the
Company, prior to giving effect to any salary reduction agreement pursuant to an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended, (i) to which Section 125 or Section 402(e)(3) of the Internal Revenue Code of 1986, as amended, applies or (ii) which provides for the elective deferral of compensation. It shall not include supplemental compensation or any other kind of extra or additional compensation. For purposes of this subsection, base salary paid by Ford Motor Company prior to July 1, 2000 shall be treated as if paid by the Company.

         B. AMOUNT OF EXECUTIVE SEPARATION ALLOWANCE. Subject to any limitation in other provisions of the Plan, the gross monthly amount of the Executive Separation Allowance of a Participant under Section 2 above shall be such employee's Base Monthly Salary multiplied by a percentage, not to exceed 60%, equal to the sum of (i) 15%, (ii) five tenths of one percent (.5%) for each month (or fraction thereof) that such employee's age at separation exceeds 55, not to exceed thirty percent (30%), and (iii) one percent (1%) for each year of such employee's service in excess of 15, prorated for fractions of a year.

         The gross amount for any month shall be reduced by any payments paid or payable for such month to the Participant, the Participant's surviving spouse, contingent annuitant, or other beneficiary under the Visteon Pension Plan, the Ford Motor Company General Retirement Plan, the Ford Motor Company Executive Separation Allowance Plan or any other private retirement plan, other than the Visteon Corporation Supplemental Retirement Plan or the Ford Motor Company Supplemental Executive Retirement Plan, to which the Company or its subsidiaries shall have contributed.

         C. ADDITIONAL ALLOWANCE FOR CERTAIN TRANSFERRED EMPLOYEES. A Participant who retired on June 30, 2000 from Ford Motor Company, and who was an Elected Officer on June 28, 2000, shall, upon meeting the eligibility requirements in Section 2, receive the additional allowance equal to the difference between (i) and (ii) below, where:

         (i)      is the aggregate monthly amount of Executive
                  Separation Allowance to which the Participant would have been entitled under the Ford Motor Company
                  Executive Separation Allowance Plan if the
                  Participant's



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                  employment with the Company on and after July 1, 2000, and the
                  Base Monthly Salary attributable to such employment, had instead been employment with, and Base Monthly Salary from, Ford Motor Company; and

         (ii)     is the aggregate monthly amount of Executive
                  Separation Allowance under the Ford Motor Company Executive Separation Allowance Plan and the Visteon Corporation Executive Separation Allowance Plan to which the Participant is actually entitled.

         The additional allowance described in this subsection 3C shall be paid in accordance with the provisions of Section 4 below and shall be paid at the same time and for the same duration as the allowance described in subsection 3B above. The monthly retirement benefits calculated under subsection C. above shall be determined based upon the terms of the Ford Motor Company Executive Separation Allowance Plan as in effect on June 30, 2000. The Committee has full authority and discretion to adjust (including to reduce) the benefit amounts calculated above to reflect changes in the design of the Ford Motor Company Executive Separation Allowance Plan or to take into account such other factors as the Committee, in its sole discretion, deems relevant.

         Section 4. PAYMENTS. Executive Separation Allowance payments, in the net amount determined in accordance with Section 3B above, shall be made monthly. Payments to a Participant shall cease at the end of the month in which such employee attains age 65 or dies, whichever occurs first. In the event of death of a Participant prior to attaining age 65, or in the event of death of an employee whose Eligible Surviving Spouse meets the eligibility conditions set forth in Section 2 for payments hereunder, payments shall be made to such Participant's or employee's Eligible Surviving Spouse, if any, until the death of such spouse or, if earlier, until the end of the month in which the Participant or employee would have attained age 65.

         Anything herein contained to the contrary notwithstanding, the right of any Participant to receive an installment of Executive Separation Allowance hereunder for any month shall accrue only if, during the entire period from the date of such employee's separation to the end of such month, such employee shall have earned out such installment by refraining from engaging in any



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activity that is directly or indirectly in competition with any activity of the
Company or any Subsidiary or Affiliate thereof.

         In the event of a Participant's nonfulfillment of the condition set forth in the immediately preceding paragraph, no further installment shall be paid to such Participant; provided, however, that the nonfulfillment of such condition may at any time (whether before, at the time of or subsequent to termination of the Participant's employment) be waived by the Committee upon its determination that in its sole judgment there shall have not been and will not be any substantial adverse effect upon the Company or any Subsidiary or Affiliate thereof by reason of the nonfulfillment of such condition.

         Anything herein contained to the contrary notwithstanding, Executive Separation Allowance payments shall not be paid to or with respect to any person as to whom it has been determined that such person at any time (whether before or subsequent to termination of the employee's employment) acted in a manner inimical to the best interests of the Company. Any such determination shall be made by the Committee, and shall apply to any amounts payable after the date of the applicable Committee's action hereunder, regardless of whether the person has commenced receiving Executive Separation Allowance. Conduct which constitutes engaging in an activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary or Affiliate thereof shall be governed by the immediately preceding paragraphs of this
Section 4 and shall not be subject to any determination under this paragraph.

         Any Executive Separation Allowance payments resumed after reemployment with the Company under Section 6 or employment with a Subsidiary of the Company under Section 7 shall be paid on the basis of the percentage of Base Monthly Salary applicable at the time of the initial determination under Section 3B.

         Section 5. DEDUCTIONS. The Company may deduct from any payment of Executive Separation Allowance to a Participant or such Participant's Eligible Surviving Spouse all amounts owing to it by such employee for any reason, and all taxes required by law or government regulation to be deducted or withheld.



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         Section 6. PERSON REEMPLOYED BY THE COMPANY. In the event an employee who shall have been separated from employment with the Company under circumstances that would make the employee eligible to receive an Executive Separation Allowance shall be reemployed by the Company before the employee shall have received payment of the full amount of the employee's Executive Separation Allowance, no further allowance shall be paid during such period of reemployment.

         Section 7. PERSON EMPLOYED BY A SUBSIDIARY. In the event an employee who shall have been separated from employment with the Company under circumstances that would make the employee eligible to receive an Executive Separation Allowance shall be employed by a Subsidiary of the Company before the employee shall have received payment of the full amount of the employee's Executive Separation Allowance, no further allowance shall be paid during such period of employment.

         Section 8. ADMINISTRATION AND INTERPRETATION. Except as the Committee and the Chief Executive Officer and the President are authorized to administer the Plan in certain respects, the Senior Vice-President - Human Resources shall have full power and authority on behalf of the Company to administer and interpret the Plan. In the event of a change in a designated officer's title, the officer or officers with functional responsibility for executive separation allowance plans shall have the power and authority to administer and interpret the Plan. All decisions with respect to the administration and interpretation of the Plan shall be final and shall be binding upon all persons.

         Section 9. RESTRICTIONS TO COMPLY WITH APPLICABLE LAW. Notwithstanding any other provision of the Plan, the Company shall have no liability to make any payment under the Plan unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

         Section 10. DEDUCTIONS. Anything contained in the Plan notwithstanding, the Company may deduct from any distribution hereunder all amounts owed to the Company or a Subsidiary or Affiliate by the Participant for any reason, and all taxes required by law or government regulation to be deducted or withheld.



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         Section 11.  CLAIMS PROCEDURE.

         A. CLAIM FOR BENEFITS. Any Participant or Eligible Surviving Spouse (hereafter referred to as the "claimant") under this Plan who believes he or she is entitled to benefits under the Plan in an amount greater than the amount received may file, or have his or her duly authorized representative file, a claim with the Committee. Any such claim shall be filed in writing stating the nature of the claim, and the facts supporting the claim, the amount claimed and the name and address of the claimant. The Committee shall consider the claim and answer in writing stating whether the claim is granted or denied. The written decision shall be within 90 days of receipt of the claim by the Committee (or 180 days if additional time is needed and the claimant is notified of the extension, the reason therefor and the expected date of determination prior to commencement of the extension). If the claim is denied in whole or in part, the claimant shall be furnished with a written notice of such denial containing (i) the specific reasons for the denial, (ii) a specific reference to the Plan provisions on which the denial is based, (iii) an explanation of the Plan's appeal procedures set forth in subsection (b) below, (iv) a description of any additional material or information which is necessary for the claimant to submit or perfect an appeal of his or her claim, and (v) an explanation of the claimant's right to bring suit under ERISA following an adverse determination upon appeal.

         B. APPEAL. If a claimant wishes to appeal the denial of his or her claim, the claimant or his or her duly authorized representative shall file a written notice of appeal to the Committee within 90 days of receiving notice of the claim denial. In order that the Committee may expeditiously decide such appeal, the written notice of appeal should contain (i) a statement of the ground(s) for the appeal, (ii) a specific reference to the Plan provisions on which the appeal is based, (iii) a statement of the arguments and authority (if any) supporting each ground for appeal, and (iv) any other pertinent documents or comments which the appellant desires to submit in support of the appeal. The Committee shall decide the appellant's appeal within 60 days of its receipt of the appeal (or 120 days if additional time is needed and the claimant is notified of the extension, the reason therefore and the expected date of determination prior to commencement of the extension). The Committee's written decision shall contain the reasons for the decision and reference to the Plan provisions on which the decision is based. If the claim is denied in whole or in part, such written decision shall also include notification of the



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claimant's right to bring suit for benefits under Section 502(a) of ERISA and the claimant's right to obtain, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim for benefits.

         Section 12.  PARTICIPANT RIGHTS UNSECURED.

         A. UNSECURED CLAIM. The right of a Participant or his or her Eligible Surviving Spouse to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Eligible Surviving Spouse shall have any rights in or against any amount credited to his or her Account or any other specific assets of the Company or a Subsidiary or Affiliate. The right of a Participant or Eligible Surviving Spouse to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder are exercisable during the Participant's lifetime only by the Participant or the Participant's guardian or legal representative.

         B. CONTRACTUAL OBLIGATION. The Company may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of the Company, a Subsidiary or Affiliate shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company, or Subsidiary or Affiliate. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company, or Subsidiary or Affiliate and any Participant or Eligible Surviving Spouse, or any other person.

         Section 13. NO CONTRACT OF EMPLOYMENT. The Plan is an expression of the Company's present policy with respect to Company executives who meet the eligibility requirements set forth herein. The Plan is not a contract of employment, nor does it provide any Participant with a right to continue in the employment of the Company or any other entity. No Participant, Eligible Surviving Spouse or other person shall have any legal or other right to any benefit payments except in accordance with the terms of the Plan, and then only while the Plan is in effect and subject to the Company's right to amend or terminate the Plan as provided in Section 14 below.



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         Section 14. AMENDMENT OR TERMINATION. There shall be no time limit on the duration of the Plan. However, the Company, by action of the Senior Vice President - Human Resources, may at any time and for any reason, amend or terminate the Plan; provided that the Committee shall have the exclusive amendment authority with respect to any amendment that, if adopted, would increase the benefit payable to the Senior Vice President - Human Resources by more than a de minimis amount. Any Plan amendment or termination may reduce or eliminate a Participant's benefit under the Plan, including, without limitation, an amendment to eliminate future benefit payments for some or all Participants, whether or not in pay status at the time such action is taken.

         Section 15. ADMINISTRATIVE EXPENSES. Costs of establishing and administering the Plan will be paid by the Company.

         Section 16. NO ASSIGNMENT OF BENEFITS. No rights or benefits under the Plan shall, except as otherwise specifically provided by law, be subject to assignment, nor shall such rights or benefits be subject to attachment or legal process for or against a Participant or his or her Eligible Surviving Spouse.

         Section 17. SUCCESSORS AND ASSIGNS. This Plan shall be binding upon and inure to the benefit of the Company, its Subsidiaries and Affiliates, their successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.


                                       VISTEON CORPORATION



                                       /s/ Robert H. Marcin
                                       -------------------------------------
                                       ROBERT H. MARCIN
                                       SENIOR VICE PRESIDENT-HUMAN RESOURCES


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